KPMG AG
Legal
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Internet www.kpmglegal.ch

Garmin Ltd.	Contact	Jörg Kilchmann
Vorstadt 40/42	Phone	+41 44 249 45 10
8200 Schaffhausen	e-mail	jkilchmann@kpmg.com
	Our reference	Kj/Sig

Zurich, June 28, 2010

Ladies and Gentlemen,

A.	Capacity

We have acted and are acting as Swiss counsel to Garmin Ltd., a company organized under the laws of Switzerland (the “Company”), in connection with the Post-Effective Amendment No. 2 (“Post-Effective Amendment”) to the Registration Statement on Form S-8 (Registration No. 333-124818) to be filed with the United States Securities and Exchange Commission (“SEC”) on the date hereof under the Securities Act of 1933 (“Act”) with respect to the registered shares, par value CHF 10.00 per share of the Company (the “Registered Shares”) that may be delivered pursuant to the Garmin International, Inc. 401(k) and Pension Plan (the "Plan") assumed by the Company in connection with a change of the place of incorporation of the publicly traded parent company of the Garmin group of companies from the Cayman Islands to Switzerland.  As such counsel, we have been requested to give our opinion as to certain legal matters under Swiss law.

B.	Documents Examined

In acting as such counsel, we have examined:

(a)           the Post-Effective Amendment to the Registration Statement to be filed by the Company with the SEC;

(b)           the Scheme of Arrangement between Garmin Ltd., a Cayman Islands company ("Garmin Cayman"), the Company, and the Scheme Shareholders (as such term is defined in the Scheme of Arrangement);

(c)           the Transaction Agreement between the Company and Garmin Cayman, dated May 21, 2010;

(d)           the court order of the Grand Court of the Cayman Islands of June 4, 2010 sanctioning the Scheme of Arrangement;

(e)           a copy of the current version of the articles of association and organizational regulations of the Company;

(f)            a copy of the board resolutions adopted by the Board of Directors of the Company on May 27, 2010, regarding the approval of the Transaction Agreement, which was concluded between Garmin Cayman and the Company concerning the Redomestication;

(g)           a copy of the resolutions of the general meeting of the shareholders of the Company and of the board resolution adopted by the Board of Directors of the Company on June 27, 2010 regarding the authorization of conditional capital for the issuance of Registered Shares pursuant to the Plan; and

(h)           an opinion back-up certificate dated June 28, 2010 and signed by Andrew R. Etkind, Vice President, General Counsel and Secretary of the Company.

Except as stated above, we have not, for the purposes of this opinion, examined any other contract, instrument or other document affecting or relating to the above mentioned documents.

C.	Searches

For the purpose of giving this opinion we have caused to be made in the Commercial Register of the Canton of Schaffhausen on June 28, 2010 a company search for any pending corporate actions with respect to the Company, to the exclusion of any other searches or inquiries.

D.	Assumptions

In giving this opinion, we have assumed:

(a)           the genuineness of all signatures;

(b)           the authenticity and completeness of all documents submitted to us as originals;

(c)           the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity and completeness of the original documents where certified copies or photocopies have been submitted;

(d)           the conformity to original documents and the completeness of all documents received by us by facsimile transmission and the authenticity of the originals of such documents;

(e)           the due authority of the parties authenticating such documents;

(f)            the legal capacity of all natural persons;

(g)           that all corporate actions required to be taken for the authorization and issue of the Registered Shares have been validly and sufficiently taken by the board of directors or the shareholders of the Company, and that such corporate actions have not been amended, cancelled or revoked;

(h)           that no laws other than those of Switzerland would affect any of the conclusions stated in this opinion; and

(i)             that all certificates and other documents which we have examined or on which we have expressed reliance remain accurate, in force and unrevoked, and that no additional matters would have been disclosed by a company search at the Commercial Register of the Canton of Schaffhausen if carried out since the carrying out of the searches referred to above.

In rendering our opinion, we have relied, to the extent we deem necessary and proper, on warranties and representations as to certain factual matters contained in the above mentioned documents.  We have no actual knowledge of any material inaccuracies in any of the facts stated in such documents.

E.	Opinion

Based on the foregoing, and subject to the limitations and qualifications made herein, we are of the following opinion:

(a)           The Company is a corporation duly incorporated and validly existing under the laws of Switzerland with all requisite corporate power and authority to enter into, to perform and to conduct its business as described in its articles of association.

(b)           The Company's share capital registered in the Commercial Register of the Canton of Schaffhausen amounts to CHF [2,106,700,000] divided into [210,670,000] registered shares.  The registered shares have been validly issued and fully paid and are non-assessable (“keine Nachschusspflicht”).

(c)           The Registered Shares that may be issued from the Company's conditional share capital, if and when such Registered Shares are issued pursuant to the Plan, and after the issue price which shall be at least equal to the nominal amount for such Registered Shares has been paid-up in cash, will be validly issued, fully paid and non-assessable (“keine Nachschusspflicht”).

F.	Qualifications

This opinion is subject to the following qualifications:

(a)           A company search is not capable of revealing whether a winding-up petition has been presented; a notice of a winding-up order or of the appointment of a receiver may not be filed immediately at the Commercial Register; in addition, there may be administrative delays at the Commercial Register after submission of notices for filing.

(b)           The opinions expressed in the present letter are only made at the date thereof and cannot be relied upon for events, changes in law or new enactments of law which occur subsequent to the issuance of this letter.  We undertake no obligation to update such opinion in connection with events occurring or coming to our attention after the date hereof.

(c)           Except as explicitly stated herein, we express no opinion in relation to the factual nature of any undertaking, representation or warranty contained in any of the documents reviewed, nor upon the commercial terms of the transactions contemplated thereby.

(d)           In rendering the foregoing opinion we are opining on the matters hereinafter referred to only insofar as they are governed by the laws of Switzerland as currently in effect.  We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Switzerland.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original German, French or Italian terms.  The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.  This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising thereunder will be governed by Swiss law and be brought before a Swiss court.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder or Item 509 of Regulation S-K.

This opinion is issued solely for the purposes of the filing of the Post-Effective Amendment and the issuance of the Registered Shares by the Company as described in the Post-Effective Amendment and is not to be relied upon in respect of any other matter.

Yours faithfully

KPMG AG

Jörg Kilchmann	Denise Brügger
Attorney-at-Law	Attorney-at-Law